EXHIBIT 2.6

Orchid BioSciences Europe Limited 22 Blacklands Way Abingdon Business Park Abingdon Oxfordshire OX14 1DY	Tepnel Diagnostics Limited Heron House Oaks Business Park Crewe Road Wythenshawe Manchester M23 9HZ

Orchid BioSciences, Inc 4390 US Route One Princeton NJ 08540 U.S.A.	Tepnel Life Sciences plc Heron House Oaks Business Park Crewe Road Wythenshawe Manchester M23 9HZ

Lifecodes Corporation West Avenue 550 Stamford CT 06902 USA

January 2004

Dear Sirs,

SALE OF DIAGNOSTICS BUSINESS

We refer to the following agreements dated 30 October 2003:

(a)	an agreement between Orchid Biosciences Europe Limited (the “Seller”), Tepnel Diagnostics Limited (the “Purchaser”), Orchid Biosciences, Inc (“Orchid Inc”) and Tepnel Life Sciences plc (“Tepnel plc”) (as amended by a letter dated 9 December 2003) under which the Purchaser agreed to purchase and the Seller agreed to sell the goodwill and assets comprised in the Diagnostics Business as set out in that agreement (the “UK Agreement”); and

(b)	an agreement between Lifecodes Corporation (“Lifecodes”), the Purchaser, Orchid Inc and Tepnel plc under which the Purchaser agreed to purchase and the Seller agreed to sell all of the shares in Orchid Diagnostics Europe BVBA (the “Belgian Agreement”).

1.	Revocation of Termination Notices

On 23 December 2003 a termination notice was sent by Lifecodes and Orchid Inc (together called the “Sellers”) to Tepnel plc, Tepnel North America Corporation and Tepnel Lifecodes Corporation (together called the “Purchasers”) and the Purchasers sent a termination notice to the Sellers in each case relating to the US Business Sale Agreement. As a result, Closing of the UK Agreement and the Belgian Agreement did not take place by the Long Stop Date (as defined in each Agreement) and, in accordance with the terms of each of the UK Agreement and the Belgian Agreement, each Agreement has lapsed and is void and of no further effect. By a letter of the same date of this letter, the Sellers and the Purchasers have agreed to revoke the termination notices given by each of them respectively with regard to the US Business Sale Agreement.

2.	Extension of Long Stop Date

The parties to each of the UK Agreement and the Belgian Agreement hereby agree that, notwithstanding clause 5.6 of the UK Agreement and Clause 4.6 of the Belgian Agreement, such Agreements shall continue in full force and effect provided that the definition of Long Stop Date in each Agreement shall be amended to mean 21 January 2004.

3.	Consents from Third Parties

The parties acknowledge that the requisite consents to assign or novate the following Agreements have not been obtained from the relevant counterparties:

(i)	a reagent supply contract between Heredilab Inc. and Orchid Biosciences Inc., dated 15th January 2003;

(ii)	a PCR Service Licence between (1) Hoffman La Roche Ltd and (2) ICI Plc dated 17th December 1992; and

(iii)	a Cystic Fibrosis Gene Patent Licence between (1) Zeneca Limited acting through its Zeneca Diagnostics Business, (2) HSC Research and Development Limited Partnership and (3) the Regents of the University of Michigan dated 1st January 1998; and

(iv)	A Patent and Know-How Licence Contract dated 19 January 1993 between The French State and Lifecodes Corporation.

The Purchaser and Tepnel plc hereby waive the requirement for such assignments and novations to be produced at Closing in accordance with Clauses 7.3(b) and (h) of the UK Agreement.

4.	Miscellaneous

Notwithstanding anything to the contrary contained in the UK Agreement or the Belgian Agreement, the parties acknowledge and agree that all of the Conditions under the UK Agreement and the Belgian Agreement, except for closing of the US Business Sale Agreement, have been satisfied, such that upon closing of the US Business Sale Agreement in accordance with its terms, Closing of each of the UK Agreement and the Belgian Agreement will take place.

The Parties hereby acknowledge and agree that under no circumstances shall the execution and delivery by the Parties of this letter and the agreement of the Parties to amend the UK Agreement and the Belgian Agreement as described in this letter be deemed to be or otherwise constitute an acknowledgement, agreement or admission that any of the Parties has breached any representation or warranty under the UK Agreement or the Belgian Agreement, has a valid claim for indemnification for the purposes of the UK Agreement or the Belgian Agreement or shall otherwise preclude or limit any Party’s proper exercise of any of its rights, powers or remedies under the UK Agreement or the Belgian Agreement, as amended by this letter. This letter may be executed in one or more counterparts, each of which shall be deemed an original.

Terms and expressions defined in the UK Agreement shall have the same meaning in this letter unless the context otherwise requires.

This letter has been executed as a Deed and delivered on the date and year set out above.

EXECUTED AND DELIVERED	)
AS A DEED by	)
ORCHID BIOSCIENCES	)
EUROPE LIMITED	)
acting by	)

Director /s/ Paul J. Kelly

Director/Secretary /s/ Michael E. Spicer

EXECUTED AND DELIVERED	)
AS A DEED by	)
ORCHID BIOSCIENCES, INC	)
acting by its duly authorised signatory	)

Director /s/ Paul J. Kelly

Director/Secretary /s/ Michael E. Spicer

EXECUTED AND DELIVERED	)
AS A DEED by	)
TEPNEL DIAGNOSTICS LIMITED	)
acting by	)

Director /s/ Benjamin Matzilevich

Director/Secretary /s/ Gron Ffoulkes-Davies

EXECUTED AND DELIVERED	)
AS A DEED by	)
TEPNEL LIFE SCIENCES PLC	)
acting by	)

Director /s/ Benjamin Matzilevich

Director/Secretary /s/ Gron Ffoulkes-Davies

EXECUTED AND DELIVERED	)
AS A DEED by	)
LIFECODES CORPORATION	)
acting by	)

Director /s/ Benjamin Matzilevich

Director/Secretary /s/ Gron Ffoulkes-Davies